EXHIBIT 23(b)



CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-36189, 33-42771 and 333-13781) and to the
incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (Nos. 33-50703, 33-51073, 33-54827, 33-55546
and 333-55923) and in the Prospectus/Proxy Statement constituting part of the Registration Statement on Form S-4 (No. 333-49769) of Niagagra Mohawk Power Corporation, and as such Registration Statements may be adopted by Niagara Mohawk Holdings, Inc., of our report dated January 28, 1999 appearing in the Form 10-K dated March 9, 1999 of Niagara Mohawk Power Corporation. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears in Form 10-K.


/s/ PricewaterhouseCoopers LLP
---------------------------------
PricewaterhouseCoopers LLP

Syracuse, New York

March 23, 1999